EXHIBIT 10.17

UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES

Nonemployee Director Stock Option Plan

 Amendment 3

Whereas, the United Technologies Corporation Nonemployee Director Stock Option Plan (the “Plan”) prohibits the transfer or assignment of stock option awards other than by operation of the laws of descent and distribution; and

Whereas, the Board of Directors wishes to permit the transfer and assignment of stock option awards for the benefit of the immediate family members of Stock Option Award recipients;

Now therefore, the following provisions of the Plan are hereby amended, effective December 4, 2001:

  Section 6 (d) is amended and restated as follows:

(d) Restrictions on Transfer.  An Option shall not be transferable by the recipient and shall be exercisable during the lifetime of the recipient only by the recipient or the recipient’s legal representative subject to the following exceptions: (i) Options may be transferred by operation of the recipient’s will or by the laws of descent and distribution; and (ii) options may be transferred by gift to an immediate family member of the recipient and subsequently exercised by such immediate family member.  Immediate family member means: the spouse, parent, sibling, child, stepchild, niece, nephew or grandchild of the recipient; a trust in which these persons have more than 50% of the beneficial interest; a foundation controlled by these persons; or other entity in which these persons own more than 50% of the beneficial or voting interests.  Transfers of options to immediate family members will not be effective until the Corporate Secretary receives and approves the transfer agreement.  In the event that an Option is exercised by an executor or administrator of the estate of a deceased recipient, or by a transferee of the Options, the Corporation shall be under no obligation to issue the shares of Common Stock unless and until the Corporation is satisfied that the person exercising the Option is the duly appointed representative of the recipient’s estate or the proper transferee of the Options, as the case may be.

  Section 10 (b) of the Plan is amended and restated as follows:

(b) Restrictions on Assignment.  Except as permitted under Section 6 (d): (i) the rights and benefits of a Nonemployee Director under the Plan may not be assigned or transferred, in whole or in part, whether directly or by operation of law or otherwise, including by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; and (ii) any such attempt to assign a recipient’s interest in any Options awarded hereunder (whether voluntary or involuntary) shall be void and without force or effect.

 UNITED TECHNOLOGIES CORPORATION

By:	/s/ William H. Trachsel
William H. Trachsel
Sr. Vice President, General Counsel and Secretary

ATTEST:

By:	/s/ Richard M. Kaplan
Richard M. Kaplan

Date:	January 16, 2002